Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reports Q4 2007

Financial Results and Business Highlights

WATERTOWN, Mass., March 17, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the fourth quarter and year ended December 31, 2007 and commented on its financial results and business highlights.

The Company is moving aggressively ahead on efforts to file its planned New Drug Application (NDA) submission to the U.S. Food & Drug Administration (FDA) for its lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension.  Acusphere has now successfully completed the aseptic validation process, a critical step in qualifying its commercial manufacturing facility for Imagify. In light of these achievements, which reflect the last new data needed, Acusphere is today announcing that it plans to file the NDA for Imagify in late April 2008.  Imagify is a Perfusion Stress Echo imaging agent for use in detecting coronary artery disease.

Major Accomplishments

•                  Continued potential financing and partnership discussions for Imagify with a wide range of parties

•                  Held constructive pre-NDA meetings with FDA as part of continued push for Imagify NDA filing preparation

•                  Imagify’s Phase 3 clinical results were presented at the prestigious American Heart Association meeting and Imagify’s safety and efficacy data was presented in Europe at the annual EuroEcho conference.

Business Priorities

Acusphere’s key current priorities are:

•                  Preparing and submitting the regulatory filings for Imagify

•                  Continuing active financing and potential partnership discussions for Imagify

The Company continues to focus on the steps necessary to submit an NDA for Imagify and support the Marketing Authorization Application (MAA) filing in Europe by Nycomed, its European partner.  Process validation efforts will continue beyond the NDA submission as will preparations for the FDA’s pre-approval inspection, which is expected during the second half of 2008.

During the third quarter, Acusphere announced that it was actively engaged in wide-ranging partnership discussions with respect to Imagify. Those discussions continue.  In addition, the Company continues to explore other financing alternatives.  With the Company’s complete focus on Imagify in the fourth quarter of 2007, operating expenses during that period were lower, compared to both the year ago period and the immediately preceding quarter.

Sherri C. Oberg, President and CEO of Acusphere, said, “We are very pleased with our continued progress at the end of 2007, and our crucial achievements so far this year. We take particular pleasure in the reactions we received to the presentation of our Imagify Phase 3 clinical trials at the American Heart Association meeting in November, as well as the very positive feedback we heard following the presentation of our safety and efficacy data on Imagify at EuroEcho in December. The support from the medical community, combined with the constructive pre-NDA meetings we have now held with FDA, enhances our confidence in the strength of our NDA filing.”

She added, “We are also gratified by the partnership and financing discussions in which we are engaged, since the interest from potential partners supports our belief in the significant market opportunity that Imagify addresses and the overall attractiveness of our product.”

Financial Results

The Company’s financial results for the quarter and year ended December 31, 2007, are summarized in the accompanying table and detailed in Acusphere’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission today.

The Company recognized $0.7 million in collaboration revenue during the fourth quarter of 2007. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights for the Company’s lead product candidate, Imagify. As of December 31, 2007, the Company had $4.7 million in deferred revenue.

Operating expenses for the fourth quarter of 2007 were $13.2 million, versus $13.0 million in the prior year period. The increase primarily reflects lower expenses in 2007 for salaries and contract services and lower research and development costs, offset by a non cash charge for deferred rent expense. Operating expenses in the fourth quarters of both years include non-cash expenses of $3.1 million for depreciation, amortization and stock options.

The net loss after dividends for the fourth quarter of 2007 was $13.1 million, or $0.27 per common share, versus a net loss of $12.6 million, or $0.39 per common share, in the prior year period.

As of December 31, 2007, the Company’s balance sheet included approximately $52.0 million in total assets, comprised primarily of $26.1 million in cash and short-term investments and $23.2 million in property and equipment, net of accumulated depreciation.

The Company is today re-affirming its previous guidance of January 3, 2008 for quarterly cash requirements of $11 to $14 million in 2008.

Acusphere also noted today that its financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed today, contain a going concern qualification to the audit opinion from its independent accounting firm, Deloitte & Touche LLP. The going concern qualification is based upon the Company’s current financial resources. The Company confirms its need to secure additional capital to fund operations before the end of the second quarter of 2008.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Monday, March 17, 2008, commencing at 8:30 AM (Eastern Time). The conference call will cover the Company’s financial results, operating results and business outlook and will be led by Sherri C. Oberg, President and Chief Executive Officer and also feature Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer of Acusphere, Dennis Bucceri, Senior Vice President of Regulatory Affairs and other members of Acusphere’s senior management team. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-888-679-8035, or internationally 1-617-213-4848, using the confirmation code: 83030206. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through April 17, 2008 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 48980885.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms:

MAA: Marketing Authorization Application seeking European regulatory approval to market and sell a new drug such as Imagify.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s financial guidance for 2008, the efficacy, safety and tolerability of Imagify, the timing of an NDA and MAA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify, manufacturing qualification, the commercial opportunity for other product candidate and other business development efforts, including partnership discussions. There can be no assurance that regulatory authorities will accept the Company’s NDA or MAA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. There can be no assurance that partnership discussions will result in an agreement. The Company’s Q4 2007 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and

Exchange Commission, including the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenue	$667	$666	$2,667	$1,781
Operating expenses:
Research and development	10,604	9,938	43,175	52,445
General and administrative	2,550	3,078	12,219	11,615
Total operating expenses	13,154	13,016	55,394	64,060
Interest and other income/(expense), net	(62)	44	(886)	268
Change in valuation of derivative — income/(expense)	(12)	289	(117)	922
Net loss	$(12,561)	$(12,017)	$(53,730)	$(61,089)
Dividends on preferred stock	(561)	(594)	(2,275)	(2,381)
Net loss available to common stockholders	$(13,122)	$(12,611)	$(56,005)	$(63,470)

Net loss per common share — basic and diluted	$(0.27)	$(0.39)	$(1.31)	$(2.30)
Weighted-average shares outstanding — basic and diluted	46,274	30,683	42,627	27,599

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2007	December 31, 2006

Cash and short-term investments	$26,102	$59,750
Current assets	27,367	60,591
Total assets	52,020	94,822
Current portion of deferred revenue	4,667	2,667
Other current liabilities	14,159	19,658
Long-term obligations, net of current portion	9,454	14,048
Stockholders’ equity	23,740	58,449

Contact:
Mary T. Conway	Investors:
Conway Communications	Tel: (617) 925-3444
(617) 244-9682	Email: IR@acusphere.com
Media: (617) 648-8800
Acusphere, Inc.